Exhibit 10.2
Amendment #6 to OEM Purchase and License Agreement (For United States Only)
This Amendment #6 (“Amendment”) is effective as of the date set forth below (the “Effective Date”) between:

EMC Corporation (“EMC”) 176 South Street Hopkinton, MA 01748 Fax for legal notices: 508.293.7780 Email for legal notices: legalnotices@emc.com	and	Brocade Communications Systems, Inc. (“Subcontractor”) 130 Holger Way San Jose, CA 95134 Fax for legal notices: legalcontracts@brocade.com Email for legal notices: 408.333.8344

EMC and Subcontractor enter into this Amendment as of May 22, 2013 (the “Effective Date”) for the purpose of amending the OEM Purchase and License Agreement dated as of May 20, 2008 (the “Agreement”). This purpose of this Amendment is to replace Exhibit J - Professional Services and Enterprise Support with updated terms and conditions for the provision of Subcontracted Services (as defined below).

NOW, THEREFORE, in consideration of the premises and obligations contained herein, it is agreed as follows:

A.
The parties hereby incorporate by reference the Agreement. Except as expressly stated herein, the Agreement remains unchanged and in full force and effect. In case of conflict between this Amendment and the Agreement, the provisions set forth in this Amendment shall supersede and control with regard to the subject matter contained herein.

B.	Exhibit J - Professional Services and Enterprise Support is hereby deleted. The following is hereby incorporated into the Agreement as a new Exhibit J:
Exhibit J

Terms and Conditions for the Provision of Subcontracted Services by Brocade in the United States

The following sets forth the general terms and conditions under which EMC may engage Subcontractor to perform various services including assistance in areas of Brocade technology management, product implementation, configuration and other services of a similar nature that Subcontractor provides to its customers generally and create deliverables related to such services (“Subcontracted Services”) in connection with EMC's engagements with EMC customers in the United States. The specific business details and description of the Subcontracted Services shall be set forth separately in a signed Statement of Work (“SOW”). This Exhibit J shall be deemed to be incorporated into all SOWs for Subcontracted Services between the parties regardless of whether the SOW mentions this Exhibit J. This Exhibit J does not provide Subcontractor with access to EMC's network. If Subcontractor requires access to EMC's network to perform its obligations hereunder, then Subcontractor must execute a separate agreement for such access.

NOW, THEREFORE, for and in consideration of the agreements and obligations contained herein, the parties agree as follows:

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1.    SERVICES.
A.    General. Subcontractor shall provide the Subcontracted Services described in an SOW that specifies the work to be performed, the schedule for that work, and the deliverables required with regard to a specific project. The terms in the SOW shall control as to the engagement described in that SOW. Any amendment to the terms of this Exhibit J in an SOW must be executed by a vice president or higher title for EMC. Without limiting the foregoing, terms added to an SOW that conflict with the terms of this Exhibit J shall have effect only if the conflicting terms expressly state the intent to amend the terms of this Exhibit J and reference the specific portion of the Exhibit J amended. Such conflicting terms shall only apply to the SOW in which they are written.
B.    Subcontracted Services in Other Jurisdictions. The parties may agree to enable their respective affiliated entities (“Additional Ordering Entity(ies)”) to transact business under this Agreement. If an affiliated entity of EMC wishes to engage the Subcontractor or an affiliated entity of the Subcontractor for the provision of Subcontracted Services, then the EMC Additional Ordering Entity and the applicable Subcontractor entity may enter into an EMC Local Agreement (a copy to be provided upon request). The Local Agreement shall address any issues as necessary to conform to the business customs and practices and laws applicable to the Additional Ordering Entity. All purchase orders for work to be performed for an EMC Additional Ordering Entity shall be placed solely by such EMC entity to the applicable Subcontractor entity, with invoices and payments conducted between such entities. The applicable Subcontractor entity shall be liable for payment of all applicable taxes and fees, other than sales tax and VAT, based on Subcontracted Services performed for the Additional Ordering Entity.
C.    Subcontracts under Government Prime Contracts. If Subcontractor provides Subcontracted Services to EMC under a prime contract awarded by an agency of the U.S. Government, then the terms of Exhibit A to Exhibit J (Government Clauses) shall apply to each purchase order and SOW issued by EMC to Subcontractor under this Exhibit J pursuant to such prime contract. Further, the parties agree that, notwithstanding any other provision of this Exhibit J or an SOW, the parties may not supplement or amend this Exhibit J in any SOW issued for any Subcontracted Services to EMC under a prime contract to an agency of the U.S. Government. Any inconsistencies between the terms of this Exhibit J, the terms of the SOW, and Exhibit A shall be resolved by giving precedence to the terms of this Exhibit J, then Exhibit A, and lastly the terms of the SOW.
2.    TERM AND TERMINATION.
A.    Term. This Agreement commences on its Effective Date and shall remain in effect unless terminated as provided in the Agreement or below. Each SOW begins on the date stated therein, and, unless terminated as provided below, continues in accordance with its terms.
B.    Termination for Convenience. If a party terminates the Agreement, then any SOWs outstanding shall continue, subject to the terms of this Exhibit J, until completed in accordance with their terms. Unless otherwise agreed in the SOW, EMC may terminate an SOW for convenience by providing thirty (30) days' written notice to Subcontractor. EMC will pay Subcontractor for the value of all conforming Subcontracted Services performed, and approved expenses incurred, through the effective date of termination.
C.    Customer Termination. If the EMC customer terminates the EMC-customer statement of work, in whole or in part, and such termination includes some or all of the Subcontracted Services, then EMC may terminate the applicable SOW(s) under which such Subcontracted Services are to be performed. Further, if the EMC customer requires EMC not to use Subcontractor for work performed for the EMC customer, then EMC shall so notify Subcontractor and EMC shall have the right to terminate the SOW immediately. For any termination under this Section, EMC will pay Subcontractor for the value of all conforming Subcontracted Services performed, and approved expenses incurred, through the effective date of termination.
D.    Termination for Breach. Either party may notify the other in writing in case of the other's alleged breach of this Exhibit J and/or SOW(s). For breach of the Agreement, the recipient shall have thirty (30) days from the date of receipt of such notice to effect a cure. For breach of an SOW, unless a shorter cure period is specified in the SOW, the recipient shall have the shorter of (i) the estimated total duration required to complete the Subcontracted Services as indicated in the SOW, or (ii) thirty (30) days from the date of receipt of such notice to effect a cure. If the recipient of the notice fails to effect a cure within such period, then the sender of the notice shall have the option of sending a written notice of termination, which notice shall take effect upon receipt. In addition to the foregoing, EMC reserves the right to immediately terminate this Agreement upon notice to Subcontractor in the event that Subcontractor, without the prior written consent of EMC, merges, is acquired or otherwise undergoes a change in control.

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E.    Effect of Termination. Upon termination, cancellation or expiration of an SOW, Subcontractor shall return, and, at EMC's request, certify that Subcontractor no longer has possession of, any EMC or EMC customer materials or documents applicable to the terminated SOW and each party shall return to the other any Confidential Information (as defined in Section 4 below) belonging to the other. Subcontractor shall submit all claims for payment within sixty (60) days after the effective date of cancellation or early termination. Termination of an SOW shall cause all associated EMC issued purchase orders to terminate. Upon any termination of this Exhibit J, each party shall return to the other Confidential Information belonging to the other once all active SOWs are completed or terminated, as applicable. Sections 2E, 3, 4, 5, 7, 9, 10, 11A, 11B and 12 shall survive in accordance with their terms. Termination of the Agreement, this Exhibit J or any SOW shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve EMC of its obligation to pay fees for conforming Subcontracted Services performed, and approved expenses incurred, through the effective date of termination.
3.    PROPRIETARY RIGHTS.
A.    Subcontractor Property. Subcontractor and its licensors shall retain all rights, title and interest in and to (i) all materials, tools and work products that Subcontractor owned or had a license to use prior to the effective date of such SOW; (ii) any work product created by Subcontractor during the term of an SOW excluding EMC Property (as defined in Section 3.B below); and (iii) any modifications and/or derivatives by Subcontractor to items (i) and/or (ii) above excluding EMC Property (“Subcontractor Property”). Subcontractor hereby grants to EMC a nonexclusive, unlimited, irrevocable license to use any Subcontractor Property that is necessary or utilized in or with the Subcontracted Services, with the right of EMC to grant unlimited, non-exclusive sub-licenses to the applicable EMC customer(s) without accounting to Subcontractor or others as necessary to exercise its rights in the EMC Property. If any EMC customer requires Subcontractor to provide the EMC customer with title to, or an exclusive license to use, any Subcontractor Property, then, provided Subcontractor agrees to perform the work under the SOW, the terms of the SOW shall control with respect to ownership of the applicable Subcontractor Property.
B.    EMC Property. EMC and its licensors shall retain all rights, title and interest in and to (i) all materials, tools and work product that EMC owned or had a license to use prior to the effective date of the applicable SOW; (ii) any material created or provided by EMC to Subcontractor in preparation for an SOW (e.g., pre-sales, business development and marketing documents); (iii) all modifications to the items in (i) and/or (ii) above; and (iv) any Subcontractor Work Product (as defined in Section 6.B below) created by or on behalf of Subcontractor in connection with or pursuant to a SOW or this Agreement (“EMC Property”). EMC Property created by Subcontractor shall be deemed work for hire. To the extent any of the EMC Property are not deemed “works made for hire” by operation of law, Subcontractor hereby irrevocably assigns, transfers, and conveys to EMC without further consideration all of its rights, title and interest in such EMC Property, excluding Subcontractor Property as defined in Paragraph 3A above, including all rights of patent, copyright, trade secret or other proprietary rights in such materials. Subcontractor shall do or cause to be done all things as EMC may reasonably require, at EMC's expense, to secure to EMC the rights set forth in this Agreement.
C.    FOSS Code. As used herein, “FOSS Code” means free and/or open source software and includes those components of the EMC Property created by Subcontractor, as it may be modified from time to time, which components qualify as public domain software or are licensed as shareable freeware or open source software, where shareable freeware is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of use or redistribution, and open source software conforms to the Open Software Initiative definition of open source software in effect as of the Effective Date of this Agreement (see Opensource.org for reference to such an Open Software Initiative definition). In addition to the representations and warranties specified elsewhere in this Agreement, Subcontractor represents and warrants to EMC that it has disclosed to EMC all FOSS Code contained in the EMC Property created by Subcontractor and has received EMC's prior written approval to provide such EMC Property containing FOSS Code pursuant to this Agreement. Notwithstanding any terms in this Agreement, the terms of the applicable FOSS Code license govern EMC's, Subcontractor's, and EMC's customers' use and distribution of the FOSS Code in the EMC Property created by Subcontractor. Nothing in this Agreement is intended, nor should it be construed, to alter, enlarge, or restrict any rights or obligations under the applicable FOSS Code license with respect to such FOSS Code.

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4.    CONFIDENTIALITY AND DATA PROTECTION.
A.    Confidential Information. “Confidential Information” means (i) the terms of this Agreement (including the terms of each SOW) whether or not marked or identified as “confidential” or the like; (ii) any EMC Personal Information (as defined in Section 4.C below) whether or not such information is marked or identified as “confidential” or the like; and (iii) all other confidential and proprietary information of EMC, an EMC customer, or Subcontractor, including without limitation all business plans, product plans, financial information, software, designs, formulas, methods, know how, processes, materials provided to a party in connection with this Agreement, and technical, business and financial data of any nature whatsoever (including, without limitation, any marketing, pricing and other information regarding the Subcontracted Services), provided that such information is marked or designated in writing as “confidential,” “proprietary,” or the like, or, if provided in non-tangible form, is identified as confidential at the time of disclosure and, within two (2) weeks after disclosure, is summarized in tangible form, labeled “confidential” and provided by the disclosing party to the receiving party. Except for any EMC Personal Information provided hereunder, Confidential Information does not include information that is (a) rightfully in the receiving party's possession without obligation of confidentiality prior to receipt from the disclosing party; (b) a matter of public knowledge through no fault of the receiving party; (c) rightfully furnished to the receiving party by a third party without restriction on disclosure or use; or (d) independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information. Each party shall (1) use Confidential Information of the other party or an EMC customer only for the purposes of exercising rights or performing obligations in connection with this Agreement or any SOW hereunder, and (2) use at least reasonable care to protect from disclosure to any third parties any Confidential Information disclosed by the other party or an EMC customer for a period commencing upon the date of disclosure until three (3) years following the later of the date of the disclosure or date of the completion or other termination of Subcontracted Services under each SOW entered into hereunder. Notwithstanding the foregoing, (i) Confidential Information that constitutes, contains or reveals, in whole or in part, Subcontractor Property, EMC Property or EMC customer data, other than EMC Personal Information, shall remain confidential until one of the exceptions in (a) - (d) above applies, and (ii) EMC Personal Information shall remain confidential in perpetuity. Except for EMC Personal Information, a party does not violate the terms of this Section if it discloses Confidential Information pursuant to a valid order of a court or authorized government agency, provided that the party required to make the disclosure has given the disclosing party prompt notice so that the disclosing party will have an opportunity to defend, limit or protect against such disclosure.
B.    Publicity. Neither party shall, nor shall it authorize or assist another to, originate, produce, issue or release any written publicity, news release, marketing collateral or other publication or public announcement, relating in any way to this Agreement or any SOW entered into hereunder, without the prior written approval of the other.

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C. Data Protection. To the extent that Subcontractor receives any EMC Personal Information hereunder, this Section shall apply. At all times during the term of the Agreement and during any period of time beyond such term during which Subcontractor has access to or retains any personally identifiable information from or about EMC customers, employees, contractors or others that Subcontractor may be allowed access to or may receive under the Agreement, including without limitation, name, address, phone, e-mail, EMC Sensitive Personal Information (defined below), or any other information protected under applicable privacy or data security laws or regulations (“EMC Personal Information”), Subcontractor shall, and shall cause each Subvendor (defined below) to, comply with this Section 4.C and Exhibit B (collectively, the “Data Protection Requirements”). In the event of a conflict between the Data Protection Requirements and any other related language in this Agreement, the Data Protection Requirements shall control. Subcontractor represents, warrants and covenants that it has implemented and maintains a written and comprehensive information security program, and complies with all applicable laws and regulations, including without limitation all privacy and data security laws and regulations, such as the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth (201 CMR 17.00) and European Union (“EU”) Member State laws or regulations implementing the Data Protection Directive, including without limitation, the EU model clauses if Subcontractor is transferring EMC Personal Information of EU residents to any country outside of the EU, which shall become an exhibit to and incorporated into this Agreement, and, to the extent applicable, industry standards that apply to the protection of personally identifiable information, including without limitation, the most recent Payment Card Industry Data Security Standard. Subcontractor shall notify EMC promptly if it intends to transfer EMC Personal Information of EU residents to any country outside of the EU and shall not transfer such information without EMC's prior written consent. All EMC Personal Information remains, at all times, the sole property of EMC. Upon EMC's request, Subcontractor shall immediately change, update, delete, return, mask, encrypt and/or destroy, which means to permanently and completely render information unreadable, unconstructable and undecipherable (“Destroy”), any EMC Personal Information “Processed” (as defined in Article 2(b) of the European Union (“EU”) Data Protection Directive, 95/46/EC (“Data Protection Directive”)) by Subcontractor, in any manner requested by EMC. Subcontractor shall restrict access to EMC Personal Information to those who need such information to perform their job duties. If any part of the EMC Personal Information retained by Subcontractor ceases to be required by Subcontractor to perform its obligations under the Agreement, Subcontractor shall immediately Destroy all of such data, or, if requested by EMC, properly and immediately return such data to EMC in EMC's preferred format. EMC Personal Information shall not be retained by Subcontractor in any manner beyond the expiration or termination of the Agreement. Upon expiration or termination of the Agreement, all EMC Personal Information must be Destroyed, or, if requested by EMC, properly and immediately returned to EMC in EMC's preferred format. Upon EMC's request, Subcontractor must promptly certify in writing to EMC that it has returned or Destroyed, as applicable, all EMC Personal Information. Notwithstanding anything to the contrary in the Agreement, Subcontractor shall implement and maintain adequate and appropriate administrative, technical and physical measures that protect the security, integrity, confidentiality, and availability of EMC Personal Information, including without limitation, protecting EMC Personal Information against any anticipated threats or hazards, any improper, unauthorized or unlawful access, use or disclosure, any loss, or any other compromise, and shall review such security measures regularly, but no less than annually, and update and maintain such security measures to comply with applicable laws, regulations and best industry practices. Subcontractor shall encrypt all EMC Personal Information that is “sensitive” by nature, including without limitation, social security numbers, financial account information (e.g., credit or debit card numbers), health information, driver's license numbers, or any other information that would allow access to a financial or health account (e.g., username or password), or any other data deemed “sensitive” by applicable laws or regulations, and any other EMC Personal Information that is required to be encrypted under applicable laws or regulations, when transmitted electronically or stored on any medium, including without limitation, tapes, discs, hard drives, or laptops or any other portable devices. Subcontractor shall implement and maintain an adequate and appropriate data security incident management program. In the event there is, or Subcontractor reasonably believes that there is, any loss of EMC Personal Information, or any unauthorized or unlawful access to, use of, or disclosure of, EMC Personal Information, or any other compromise of EMC Personal Information (“Security Incident”), Subcontractor shall immediately notify EMC in writing of the Security Incident. Subcontractor shall (i) fully cooperate with EMC to investigate and resolve the Security Incident, including without limitation, agreeing to the content of any notifications of the Security Incident, (ii) be responsible for all costs related to any Security Incident, including without limitation, costs related to investigations, notifications, customer support and credit monitoring, and (iii) properly document responsive actions taken related to any Security Incident, including without limitation, post-incident review of events and actions taken, if any, to make changes in business practices related to the protection of EMC Personal Information, escalation procedures to senior managers, and any reporting to regulatory and law enforcement agencies. The content and provision of any notification of the Security Incident shall be solely at the discretion of EMC. “Subvendor” means any third party authorized by Subcontractor to which Subcontractor discloses or allows access to EMC Personal Information. Subcontractor shall ensure that each Subvendor will comply with all of the terms of the Agreement, be liable for each Subvendor's compliance hereto, and be responsible for all fees and costs related to each Subvendor meeting all of EMC's requirements under the Agreement, including without limitation audits and inspections. If Subcontractor has knowledge of a potential violation of the Agreement by a Subvendor, Subcontractor shall notify EMC immediately in writing. If EMC determines that Subvendor has violated the Agreement, EMC reserves the right to require Subcontractor to cease and desist using the Subvendor for any of the Subcontracted Services immediately and to require the Subvendor to properly return or Destroy all EMC Personal Information in Subvendor's possession or control immediately.

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Notwithstanding anything to the contrary in the Agreement, Subvendors shall not disclose or allow access to any EMC Personal Information without the prior written consent of EMC. Subcontractor shall not Process EMC Personal Information for any purpose, except to the extent (a) necessary to provide the Subcontracted Services; or (b) mutually agreed to in writing by Subcontractor and EMC. Notwithstanding anything to the contrary in the Agreement, Subcontractor shall not disclose or allow access to any EMC Personal Information to any third party without the prior written consent of EMC. If Subcontractor receives a request from a third party in connection with any government investigation or court proceeding that Subcontractor believes would require it to produce any EMC Personal Information, then Subcontractor shall not disclose such information, immediately notify EMC in writing of such request, and fully cooperate with EMC if EMC wishes to limit, challenge or protect against such disclosure, to the extent permitted by applicable law or regulation. Subcontractor shall not engage in any activity relating to the Subcontracted Services or the Processing of EMC Personal Information that would place EMC in violation of any applicable laws, regulations, government request, or judicial process. Nothwithstanding anything to the contrary in the Agreement, any limit of liability and/or waiver of damages set forth in the Agreement shall not apply to Subcontractor's indemnifications obligations as they relate to the Data Protection Requirements. Subcontractor shall implement and maintain an adequate and appropriate business continuity and disaster recovery plan in relation to the Subcontracted Services and the Processing of EMC Personal Information that complies with applicable laws, regulations and best industry practices. Subcontractor shall ensure that all individuals that will have access to EMC Personal Information undergo and successfully complete adequate and appropriate privacy and data security training prior to having access to EMC Personal Information. Such training must be provided to all such individuals on at least an annual basis and comply with applicable laws, regulations and best industry practices. Subcontractor shall implement and maintain policies documenting the consequences for violations of Subcontractor's privacy and data security policies and escalation procedures for non-compliance with such policies. Subcontractor represents, warrants and covenants that all individuals that Process EMC Personal Information will comply with the Data Protection Requirements. The Data Protection Requirements and related provisions in the Agreement shall survive so long as Subcontractor has access to or retains EMC Personal Information.
5.    PAYMENT TERMS.
A.    Invoicing and Payment. A SOW becomes binding on either party only after EMC issues a written purchase order to Subcontractor referencing the applicable SOW. Subcontractor shall not commence work until EMC issues a purchase order to Subcontractor. EMC shall not have any obligation to pay Subcontractor for work performed prior to issuance of a purchase order. Subcontractor shall submit invoices to EMC for Subcontracted Services and expenses pre-approved by EMC and reimbursable in accordance with EMC's then-current expense policy. Payment is due forty-five (45) days from EMC's receipt of an undisputed invoice. Subcontractor's invoice shall include the SOW number and title, EMC customer name, purchase order number, Project Accounting System (PAS) number if assigned, project role, skills provided, expenses, date(s) of service, hourly rate and invoice total. EMC shall not be responsible for any of Subcontractor's expenses except as expressly set forth in the applicable SOW. Subcontractor shall be liable for payment of all applicable taxes and fees based on or related to Subcontractor Personnel and Subcontracted Services performed hereunder including, but not limited to, FICA and unemployment insurance, and any taxes based on or related to the property, income, receipts or capital of the Subcontractor. If specified in an applicable SOW and to the extent applicable, EMC will be responsible to pay, or reimburse Subcontractor for its payment of all customs charges, duties and sales use, value added, goods and services or other taxes or fees imposed under or by any governmental authority, whether levied against Subcontractor or EMC, and associated with the sale of the Subcontracted Services, any installation or use. If EMC claims an exemption from its obligation to pay any such taxes, it shall be EMC's responsibility to provide Subcontractor with an appropriate tax exemption certificate. In the event any taxes, duties, tariffs, levies or other government imposed charges are required to be withheld on payments made to Subcontractor, EMC will deduct such charges from amounts owed to Subcontractor, pay them to the appropriate government authority and provide Subcontractor with proof of payment. EMC and Subcontractor agree to reasonable notice and cooperation in the case of an audit. This clause shall survive the termination of the Agreement and this Exhibit J.
B.    Expense Reporting. Subcontractor agrees to provide timely and accurate time and expense reports in the EMC prescribed format upon EMC's request. EMC will use such information as the basis for approving payment of Subcontractor's invoices. EMC will provide applicable access codes and instructions to Subcontractor to assist Subcontractor in complying fully with all time and expense tracking requirements.

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C.    Recordkeeping and Audit. Subcontractor shall retain financial records of its transactions with EMC under this Exhibit J in accordance with generally accepted accounting principles and business records for at least three (3) years after the termination or expiration of the Subcontracted Services. Subcontractor shall maintain records of all work authorizations in accordance with applicable law. EMC or its designee may conduct, at EMC's expense, and at a mutually agreed-to time, an annual audit of such records to verify Subcontractor's compliance with the terms of this Exhibit J; provided, however that the annual audit restriction shall not apply if Subcontractor is in breach of this Exhibit J or if the initial audit reveals Subcontractor's material non-compliance with this Exhibit J. Subcontractor agrees to provide reasonable assistance to EMC and its authorized representative in connection with audits. If the audit discloses that Subcontractor or Subcontractor Personnel are not in compliance with this Exhibit J in all material respects, in addition to any rights of remedies available to EMC, Subcontractor shall promptly take action to comply with this Exhibit J at Subcontractor's sole cost and expense. If the audit discloses any payment owed from one party to the other, then such payment shall be made after issuance of the final audit report and within forty-five (45) days of receipt of a correct invoice. If pursuant to such an audit EMC discovers that Subcontractor over-billed EMC by greater than 5% during the period covered by the audit, Subcontractor shall reimburse EMC for the expenses EMC incurred in performing the audit as well as the amount of the discrepancy.
6.    WARRANTY.
A.    General Warranties. Subcontractor represents and warrants to EMC that (i) it shall perform the Subcontracted Services in a timely, professional and workmanlike manner in accordance with the applicable SOW and generally accepted industry standards; (ii)  the EMC Property created by Subcontractor hereunder shall (a) be free from material errors in materials, design, workmanship, operation and performance, and (b) materially comply with the applicable documentation, specifications and acceptance criteria specified herein and the applicable SOW; (iii) it shall at all times use qualified Subcontractor Personnel (as defined in Section 7.A below) with suitable training, education, competence, and skill to perform the Subcontracted Services; (iv) it shall comply with applicable law in connection with performance of the Subcontracted Services; (v) the EMC Property it creates shall not contain any viruses, harmful code, time bombs, worms or similar items (“Viruses”) nor shall Subcontractor introduce Virus into the Subcontracted Services or EMC's or EMC's customers' environments, and, in the event a Virus is included or introduced by Subcontractor in contravention with the terms in this subsection (v), Subcontractor shall assist EMC, at Subcontractor's expense, in reducing the effects of the Virus; (vi) it shall transmit to EMC all complaints that Subcontractor receives from EMC customers; (vii) it shall not engage in deceptive, misleading and/or unethical practices; and (viii) it shall ensure that none of the Subcontractor Personnel performing Subcontracted Services are restricted from doing so by any other contract, understanding or agreement. Notwithstanding the foregoing, the performance warranty contained in subsection 6.A.(i) and (ii) above shall expire forty-five (45) days after the final acceptance of Subcontracted Services is delivered under an applicable SOW.
B.    Ownership. Subcontractor represents and warrants that (i) the Subcontracted Services and all deliverables identified in a SOW, reports, documents, and any other literary or other works of authorship (collectively “Work Product”) , delivered by or on behalf of Subcontractor hereunder as set forth in the applicable SOW are and shall be its original work (or Work Product for which Subcontractor has obtained all necessary rights to use and provide to EMC in accordance with the requirements of this Agreement), (ii) the Subcontracted Services and Work Product are free and clear of any liens, claims, charges, debts or other encumbrances; and (iii) the Subcontracted Services and Work Product shall not infringe any third party intellectual property rights.
C.    Subcontracted Services Remedy. This subsection 6.C. applies only with respect to the warranties set forth in subsections 6.A.(i), 6A.(ii)(b) and 6.A.(iii) (collectively, the “Performance Warranties”). If the Subcontracted Services are not performed or delivered as warranted in any Performance Warranty, EMC will notify Subcontractor thereof and Subcontractor will first have the right and obligation to correct any defect or failure to the extent permitted under the applicable agreement between EMC and the applicable EMC customer, or otherwise permitted by the applicable EMC customer, which will be at no charge to EMC. Any such claim must be made by EMC to Subcontractor within sixty (60) days following acceptance of the applicable Services. If Subcontractor is unable to correct any defect or failure within a commercially reasonable period of time, then Subcontractor shall refund to EMC all fees paid with respect to the affected Subcontracted Services.
D.    EXCEPT AS EXPRESSLY SET FORTH IN THIS EXHIBIT J, THE SUBCONTRACTED SERVICES AND WORK PRODUCT ARE PROVIDED “AS IS”, AND SUBCONTRACTOR MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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7.    INDEMNITY.
A.    By Subcontractor. Subcontractor shall, at its expense, defend, indemnify and hold EMC and its subsidiaries, parent, affiliates, and their respective directors, officers, agents and employees (collectively, the “Indemnified Parties”) harmless from and against all losses, costs (including reasonable attorney fees), damages, fines, and expenses arising from third party claims, liabilities and suits arising out of or relating to (i) any violation of employment, social security or other laws; (ii) claims for compensation or any other claims of any type or nature by Subcontractor's employees, independent contractors, subcontractors, or agents (“Subcontractor Personnel”) performing Subcontracted Services, including, without limitation, claims or charges brought by Subcontractor Personnel against Indemnified Parties that relate to the employment relationship of such Subcontractor Personnel; (iii) any amount, including taxes, interest and penalties, assessed against Indemnified Parties that are the obligation of Subcontractor pursuant to this Exhibit J; and (iv) infringement of any third party patent or copyright, or trade secret by the Subcontracted Services and/or Work Product Subcontractor shall not be liable for any claim of infringement to the extent that it is based upon any services or products which are altered or modified by EMC without Subcontractor's authorization, provided such services or products would have been non-infringing in the absence of EMC's alteration or modification. Either party shall promptly notify the other in writing after learning of each claim. Subcontractor shall have sole control of the defense of any action and all negotiations for settlement or compromise. EMC agrees to provide reasonable cooperation to Subcontractor, at Subcontractor's expense, in defending such suit. Subcontractor shall not settle or otherwise compromise any such claim without EMC's consent. When settling or compromising any claim, Subcontractor shall not, without EMC's written approval, make any admissions of fact that expose EMC to the imposition of punitive damages or other claims that are not covered by this indemnification.

B. Remedies for Intellectual Property Claims. If a third party brings a claim alleging that the Subcontracted Services or Work Product infringes a third party's patent or copyright, or trade secret or in Subcontractor's opinion such a claim is likely, Subcontractor shall, at its option and expense and subject to EMC's prior written approval, (1) procure for EMC and EMC customer(s) the right to make continued use thereof, (2) replace or modify such so that it becomes non-infringing (provided that such replacement or modification does not adversely affect EMC or EMC's customers' intended use as contemplated by this Agreement), (3) request return of the subject material for claims related to tangible items and provide EMC a refund equal to the pro rata portion of the Subcontracted Services applicable to the infringing item, or (4) discontinue the Subcontracted Service for claims related to processes and refund to EMC that the portion of any fee that corresponds to the Subcontracted Service(s). For the avoidance of doubt, the refunds specified in sub-sections (3) and (4) above are not sole and exclusive remedies. In addition to the foregoing remedies, Subcontractor shall remain responsible for providing Subcontracted Services in accordance with this Agreement. If Subcontractor is unable to provide Subcontracted Services or to implement an EMC-approved work-around the provision of the Subcontracted Services, then EMC may, upon notice to Subcontractor, obtain from a third party or itself provide those Subcontracted Services that Subcontractor failed to provide, and an equitable adjustment shall be made to the fees payable pursuant to this Agreement.
C. General Indemnity. Each party (as indemnitor) shall defend and indemnify the other (as indemnitee) from any third party claim, suit or proceeding in which a third party alleges that the indemnitor caused personal injury, death or damage to tangible property resulting from the indemnitor's gross negligence or willful misconduct in connection with performing work under this Exhibit J.
D. Entire Liability. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFIYING PARTY TO THE INDEMNIFIED PARTIES AND THE INDEMNIFIED PARTIES' EXCLUSIVE REMEDY WITH RESPECT TO THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION.

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8.    INSURANCE.
A.    Subcontractor Insurance. Unless otherwise agreed by the parties in writing, Subcontractor shall purchase and maintain in full force and effect at all times during the term of this Agreement, from companies acceptable to EMC, policies providing the types of insurance identified below to cover EMC and any EMC affiliate that executes a Local Agreement. Subcontractor's insurance shall be primary as to any other existing, valid and collectible insurance . The minimum insurance shall include, but not be limited to the coverages identified below. EMC reserves the right to require additional insurance coverage for the duration of specific project(s) based upon activities to be performed under associated SOWs. The minimum insurance requirements are:

(1)	WORKERS COMPENSATION AND EMPLOYERS LIABILITY

a.	Coverage “A” - Statutory limits. Coverage should include all areas involved in operations covered under the applicable order.

b.	Coverage “B” - Employers Liability
Limit $500,000 each accident
Limit $500,000 bodily injury by disease (each person)
Limit $500,000 bodily injury by disease (policy limit)

(2)	COMMERCIAL GENERAL LIABILITY - Including, but not limited to:

a.	Limits of Liability $1,000,000 Per Occurrence/$2,000,000 General Aggregate

b.	Commercial General Liability Coverage/Comprehensive General Liability Form

c.	Contractors Protective Liability/Independent Contractors Liability

d.	Products-Completed Operations

e.	Broad Form Contractual Liability

f.	Additional Insured Endorsement naming EMC Corporation

g.	Waiver of Subrogation Endorsement naming EMC Corporation

h.	Personal Injury

(3)	AUTOMOBILE LIABILITY

a.	Limit of Liability $1,000,000 Combined Single Limit Each Accident

b.	Covered Automobiles: Owned, Non-owned, Hired or Leased

c.	Additional Insured Endorsement naming EMC Corporation

d.	Waiver of Subrogation Endorsement naming EMC Corporation

e.	Statutory, No-Fault Liability coverage where applicable

(4)	EXCESS OR UMBRELLA LIABILITY (Coverage in excess of General Liability and Auto Liability)

a.	Limit of Liability $2,000,000 Combined Single Limit Per Occurrence

b.	Additional Insured Endorsement naming EMC Corporation

c.	Waiver of Subrogation Endorsement naming EMC Corporation

(5)	ERRORS AND OMISSIONS/PROFESSIONAL INDEMNITY INSURANCE

a.	Limit of Liability of $5,000,000

b.	Waiver of Subrogation Endorsement naming EMC Corporation
B.    Waiver of Subrogation. Before performing any Subcontracted Services under each SOW, Subcontractor shall secure from its insurer(s) a Waiver of Subrogation Endorsement naming EMC Corporation in all of the insurance policies applicable to the Subcontracted Services.
C.    Certificate of Insurance. Upon the execution of this Exhibit J and annually upon Subcontractor's renewal of its insurance coverage, Subcontractor shall provide to EMC a certificate(s) of insurance as evidence of the required coverage. Such certificate(s) shall (i) name EMC Corporation (and its subsidiaries) as the certificate holder; (ii) state that the minimum coverages required by EMC have been provided and are in effect; and (iii) apply to all SOWs under this Exhibit J. Subcontractor shall provide EMC with no less than thirty (30) days advance written notice of any policy cancellation or material changes thereto. During the term of this Exhibit J, Subcontractor shall provide updated certificate(s) when requested by EMC.

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9.    LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO CLAIMS REGARDING VIOLATION OF EITHER PARTY's PROPRIETARY RIGHTS, CLAIMS REGARDING CONFIDENTIALITY (SECTION 4), SUBCONTRACTOR'S VIOLATION OF SECTION 4.C (DATA PROTECTION), OR CLAIMS FOR INDEMNITY ARISING UNDER SECTION 7 (INDEMNITY), NEITHER SUBCONTRACTOR NOR EMC SHALL HAVE LIABILITY TO THE OTHER FOR (A) ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUES, DATA AND/OR USE), EVEN IF ADVISED OF THE POSSIBILITY THEREOF OR (B) DIRECT DAMAGES IN EXCESS OF THE GREATER OF (1) TWO TIMES THE AMOUNTS PAYABLE PURSUANT TO THE STATEMENT OF WORK FROM WHICH THE CLAIM AROSE OR (2) THE TOTAL AMOUNTS PAID BY EMC TO SUBCONTRACTOR IN THE SIX (6) MONTHS PRECEEDING THE DATE SUCH CLAIM AROSE.
10.        GOVERNMENT REGULATIONS. The Subcontracted Services and any technology delivered in connection therewith pursuant to this Agreement and/or any SOW entered into hereunder may be subject to governmental restrictions on exports from the U.S.; restrictions on exports from other countries in which such Subcontracted Services and technology may be provided or located; disclosures of technology to foreign persons; exports from abroad of derivative products thereof; and the importation and/or use of such technology included therein outside of the United States (collectively, "Export Laws"). Diversion contrary to U.S. law is expressly prohibited. Each Party shall, at its sole expense, comply with all Export. Each Party represents that it is not a Restricted Person, which shall be deemed to include any person or entity: (i) located in or a national of Cuba, Iran, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; or (ii) on any restricted person or entity list maintained by any U.S. governmental agency. Certain information, Subcontracted Services or technology may be subject to the International Traffic in Arms Regulations. This information, Subcontracted Services or technology shall only be exported, transferred or released to foreign nationals inside or outside the United States in compliance with such regulations.
11.         RELATIONSHIP/PERSONNEL MANAGEMENT.
A.    Independent Contractors. The parties shall act as independent contractors for all purposes under this Agreement and Subcontractor shall maintain supervisory authority over Subcontractor Personnel. Nothing contained herein shall be deemed to constitute either party as an agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party or its employees, nor will a party or its employees have authority to speak for, represent or obligate the other party in any way without the prior written approval of the other party. Subcontractor is solely responsible for (i) informing Subcontractor Personnel that they are not employees of EMC and shall not represent themselves as such, and (ii) paying all salaries/wages (including overtime pay as appropriate), benefits, social security taxes, federal and state unemployment insurance, workers' compensation insurance, and any other insurance and taxes relating to Subcontractor Personnel. Subcontractor is solely responsible for making appropriate withholdings and submitting all tax forms as required by law, as well as any penalties, claims, liabilities, deficiency amounts or damages arising as a result of any failure to pay/withhold such amounts for which Subcontractor is responsible.
B.    Intentionally Omitted.
C.    Personnel Screening. Subject to applicable law, Subcontractor shall, prior to any Subcontractor Personnel performing Subcontracted Services require all Subcontractor Personnel to undergo: (i) reference checks; (ii) a criminal background check that demonstrates that the individual has never been convicted of any crime involving dishonesty or moral turpitude, including theft, fraud, and sexual misconduct; (iii) a drug screening that is negative for the use of illegal or controlled substances (other than medications properly prescribed by licensed medical personnel to the individual); and (iv) work authorization status verification (items (i)-(iv) collectively referred to as the “Screening”). Subcontractor shall, at its expense, conduct such Screenings using an EMC selected vendor (unless EMC, in its sole discretion, provides written approval authorizing Subcontractor's use of a different vendor) and in accordance with EMC's then-current credentialing guidelines. EMC reserves the right to require Subcontractor, at its expense, to perform additional checks requested by EMC customer(s) or as otherwise specified in EMC's then-current credentialing guidelines, to the extent permitted by applicable law. Subcontractor, or the EMC-approved vendor, shall maintain the results of Screenings for all Subcontractor Personnel providing Subcontracted Services under this Agreement and provide confirmation (i.e., confirmation that Subcontractor Personnel successfully passed such Screening) of such results to EMC upon request (subject to applicable law). Subcontractor shall not assign any Subcontractor Personnel with negative Screening results or any Subcontractor Personnel who fail to pass the drug screening described in subsection (iii) above, unless EMC, in its sole discretion, provides written approval of such assignment in advance (to the extent permitted by law).

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D.    Policies. Subcontractor shall have each Subcontractor Personnel execute an agreement with Subcontractor that requires such Subcontractor Personnel to maintain the confidentiality of information that each may receive in the course of his/her work for Subcontractor in connection with this Agreement and to use such information only for the purpose for which such information was provided to Subcontractor. The obligation in the foregoing sentence shall be deemed completed (a) to the extent that Subcontractor has, prior to the Effective Date, obtained such executed agreements from Subcontractor Personnel; and (b) Subcontractor retains such agreements in its files.
.
E.    Removal. Subject to applicable law, Subcontractor shall immediately remove Subcontractor Personnel performing Subcontracted Services hereunder upon EMC's reasonable request. Upon EMC's request, Subcontractor shall use commercially reasonable efforts to replace the removed resource with an equally qualified resource within a reasonable time of the removal at no additional cost.
F.    EMC Personnel. Subcontractor shall inform the applicable EMC project manager if any Subcontractor Personnel are former EMC employees prior to assignment pursuant to any SOW. EMC reserves the right to require that Subcontractor not use such Subcontractor Personnel in connection with performance of Subcontracted Services.
G. Reassignment of Subcontractor Personnel. Subcontractor shall obtain EMC's written approval before assigning any Subcontractor Personnel to an EMC customer if such Subcontractor Personnel provided services to the EMC customer on EMC's behalf within the six (6) month period prior to the current assignment.
12.        MISCELLANEOUS.
A.    Entire Agreement; Order of Precedence. This Exhibit J, the attached Exhibits, and any SOW(s) entered into after the Effective Date between the parties for Subcontracted Services, regardless whether the SOW refers to this Exhibit J, shall constitute the complete statement of the agreement of the parties with regard to the subject matter hereof. All terms of any order acknowledgement or other document provided by Subcontractor, including but not limited to any pre-printed terms thereon and any terms that are inconsistent, add to, or conflict with this Agreement, shall be null and void and of no legal force or effect. Any inconsistencies between the terms of this Exhibit J and the terms of the SOW shall be resolved by giving precedence to the terms of this Exhibit J. In the event of any conflict, the following shall be the order of precedence: (i) Exhibit J, and (ii) the terms of the SOW. As of the Effective Date, the following Exhibits are attached and incorporated into the Agreement:

Exhibit A - Government Clauses
Exhibit B - Audits and Inspections

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EXHIBIT A
GOVERNMENT CLAUSES

Clauses Incorporated by Reference

When EMC issues purchase orders and SOWs under the Agreement to acquire Subcontracted Services for performance of U.S. Government prime contracts, the following clauses are incorporated by reference in this Agreement and the SOW as if set forth in full text. In all clauses set forth below, including clauses set forth in full text:

•	The term “contractor” shall mean the Subcontractor identified in the Agreement;

•	The term “contract” shall mean this Agreement including the applicable SOW

•	The terms “Government”, “contracting officer”, “contracting agency”, and similar terms shall mean EMC;

•	The terms “Subcontract” and “subcontracting' shall refer to lower tier subcontracts and lower tier subcontracting;

unless the context of the clause clearly requires the original meaning.

52.203-13, Contractor Code of Business Ethics and Conduct (Apr 2010) (Pub. L. 110-252, Title VI, Chapter 1 (41 U.S.C. 251 note)), if the subcontract exceeds $5,000,000 and has a performance period of more than 120 days. In altering this clause to identify the appropriate parties, all disclosures of violation of the civil False Claims Act or of Federal criminal law shall be directed to the agency Office of the Inspector General, with a copy to the Contracting Officer.

52.203-15, Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009 (Jun 2010) (Section 1553 of Pub. L. 111-5), if the subcontract is funded under the Recovery Act.

52.219-8, Utilization of Small Business Concerns (Dec 2010) (15 U.S.C. 637(d)(2) and (3)), if the subcontract offers further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $650,000 ($1.5 million for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.

52.222-26, Equal Opportunity (Mar 2007) (E.O. 11246).

52.222-35, Equal Opportunity for Veterans (Sep 2010) (38 U.S.C. 4212(a));

52.222-36, Affirmative Action for Workers with Disabilities (Oct 2010) (29 U.S.C. 793).

 52.222-40, Notification of Employee Rights Under the National Labor Relations Act (Dec 2010) (E.O. 13496), if flow down is required in accordance with paragraph (f) of FAR clause 52.222-40.

52.222-50, Combating Trafficking in Persons (Feb 2009) (22 U.S.C. 7104(g)).

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52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (Feb 2006) (46 U.S.C. App. 1241 and 10 U.S.C. 2631), if flow down is required in accordance with paragraph (d) of FAR clause 52.247-64).

52.212-4  Contract Terms and Conditions-Commercial Items. (FEB 2012) Alternate I (Oct 2008). When a time-and-materials or labor-hour subcontract is contemplated.

Clauses set forth in full text.

52.204-9  Personal Identity Verification of Contractor Personnel (Jan 2011)

(a) The Contractor shall comply with agency personal identity verification procedures identified in the contract that implement Homeland Security Presidential Directive-12 (HSPD-12), Office of Management and Budget (OMB) guidance M-05-24 and Federal Information Processing Standards Publication (FIPS PUB) Number 201.
(b) The Contractor shall account for all forms of Government-provided identification issued to the Contractor employees in connection with performance under this contract. The Contractor shall return such identification to the issuing agency at the earliest of any of the following, unless otherwise determined by the Government:
(1) When no longer needed for contract performance.
(2) Upon completion of the Contractor employee's employment.
(3) Upon contract completion or termination.
(c) The Contracting Officer may delay final payment under a contract if the Contractor fails to comply with these requirements.
(d) The Contractor shall insert the substance of this clause, including this paragraph (d), in all subcontracts when the subcontractor's employees are required to have routine physical access to a Federally-controlled facility and/or routine access to a Federally-controlled information system. It shall be the responsibility of the prime Contractor to return such identification to the issuing agency in accordance with the terms set forth in paragraph (b) of this section, unless otherwise approved in writing by the Contracting Officer.

52.212-4  Contract Terms and Conditions-Commercial Items. (FEB 2012)

(Paragraph (l) is incorporated herein.)

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(l) Termination for the Government's convenience. The Government reserves the right to terminate this contract, or any part hereof, for its sole convenience. In the event of such termination, the Contractor shall immediately stop all work hereunder and shall immediately cause any and all of its suppliers and subcontractors to cease work. Subject to the terms of this contract, the Contractor shall be paid a percentage of the contract price reflecting the percentage of the work performed prior to the notice of termination, plus reasonable charges the Contractor can demonstrate to the satisfaction of the Government using its standard record keeping system, have resulted from the termination. The Contractor shall not be required to comply with the cost accounting standards or contract cost principles for this purpose. This paragraph does not give the Government any right to audit the Contractor's records. The Contractor shall not be paid for any work performed or costs incurred which reasonably could have been avoided.

Additional government customer-specific requirements, if any, will be specified in the SOW or other written agreement signed by the parties hereto.

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EXHIBIT B
AUDITS AND INSPECTIONS

1.
Subcontractor shall properly implement, maintain and enforce privacy and data security policies and, if requested by EMC, promptly provide to EMC copies of all such policies relevant to the Processing of EMC Personal Information for EMC to review. . Notwithstanding the foregoing, Subcontractor shall fully cooperate with EMC, at EMC's expense, unless Subcontractor engaged in wrongdoing affecting its obligations under the Agreement, in which case Subcontractor shall be responsible for all costs and expenses, in connection with any EMC or governmental investigations regarding EMC Personal Information or the provision of Subcontracted Services.

2.
The following section applies to the extent that Subcontractor has access to EMC Personal Information and the conditions set forth in the following are true. During the term of the Agreement and for so long as Subcontractor retains EMC Personal Information at any Subcontractor or any Subvendor facility, EMC may conduct a site visit of Subcontractor's and/or Subvendor's facilities, at EMC's expense, by representatives of EMC, including without limitation its independent third-party auditor, provided that: (i) EMC will provide reasonable advance notice to Subcontractor and such site visit shall occur during normal business hours at a mutually agreeable time not more than once during any given calendar year per Subcontractor facility (other than a visit in connection with a Security Incident or a follow-up visit permitted by this Section 2); (ii) such site visit shall not unreasonably interfere with Subcontractor's operations; and (iii) any third party performing such site visit on behalf of EMC shall execute a nondisclosure agreement with Subcontractor in a form reasonably acceptable to Subcontractor with respect to the confidential treatment and restricted use of Subcontractor's confidential information. In the case of a Security Incident, Subcontractor shall initiate a call with EMC regarding the Security Incident within twenty four (24) hours of the Security Incident, which is in addition to the immediate notification requirement under Section 4.C of this Agreement. EMC may conduct a site visit within five (5) days after the initial notice of the Security Incident from Subcontractor to EMC. Access at Subcontractor facilities shall be subject to Subcontractor's reasonable access requirements and security policies. Thirty (30) days prior to a scheduled site visit (other than a visit in connection with a Security Incident), EMC shall provide Subcontractor with a list of records that EMC would like to inspect (“Records Request”). If Subcontractor objects to EMC reviewing particular records, Subcontractor shall notify EMC immediately and the parties will discuss the matter in good faith to arrive at a mutually agreed Records Request in the most expedient time possible. Subcontractor shall have the Records Request available for EMC's inspection on the agreed site visit date. If Subcontractor, in good faith, is not able to have such information available at that time, Subcontractor shall notify EMC in advance, but no less than two (2) days prior to the site visit date, and the parties will decide whether to proceed with the visit. If the parties decide to reschedule the visit, the new date shall be no more than seven (7) days after the originally scheduled date. Notwithstanding the foregoing, if during a site visit, EMC discovers a problem with security or other operational matters, EMC and Subcontractor shall work expeditiously and in good faith to agree on a plan to remediate such problems (“Remediation Plan”). Once the parties agree on a Remediation Plan, Subcontractor shall execute and complete the same without unreasonable delay and notify EMC when such actions are completed. Notwithstanding anything to the contrary in the Agreement, EMC may conduct a follow-up site visit within six (6) months of Subcontractor's notice of completion of the Remediation Plan.

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IN WITNESS WHEREOF, EMC and Subcontractor have signed this Amendment by their duly authorized representatives on the respective dates indicated below.

EMC CORPORATION	SUBCONTRACTOR
By (Sign): /s/ Christopher Gambon	By (Sign): /s/ J. Paul Martin
Name (Print): Christopher Gambon	Name (Print): J. Paul Martin
Title: Manager, Human Capital	Title: V.P. of Global Services
Date: June 19, 2013	Date: 6/19/13

BROCADE
R. Borders /s/ R. Borders
Legal Approval on 6/18/2013

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